UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 15, 2019

TWENTY-FIRST CENTURY FOX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32352	26-0075658
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1211 Avenue of the Americas, New York, New York 10036

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

(212) 852-7000

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events

On January 15, 2019, Twenty-First Century Fox, Inc., a Delaware corporation (the “Company”), issued a press release announcing that Fox Corporation, a wholly-owned subsidiary of the Company (“FOX”), priced a private offering (the “Notes Offering”) of (i) $750 million in aggregate principal amount of 3.666% Senior Notes due 2022, (ii) $1,250 million in aggregate principal amount of 4.030% Senior Notes due 2024, (iii) $2,000 million in aggregate principal amount of 4.709% Senior Notes due 2029, (iv) $1,250 million in aggregate principal amount of 5.476% Senior Notes due 2039, and (v) $1,550 million in aggregate principal amount of 5.576% Senior Notes due 2049 (collectively, the “Senior Notes”). FOX intends to use the net proceeds from the sale of the Senior Notes, together with available cash on its balance sheet and borrowings under the revolving credit facility that FOX expects to enter into, if needed, principally to fund a cash dividend in the amount of $8.5 billion in immediately available funds to the Company immediately prior to the consummation of the distribution of all of the issued and outstanding common stock of FOX to stockholders of the Company (other than holders of the shares held by subsidiaries of the Company) on a pro rata basis (the “distribution”), and to pay fees and expenses in connection with the Notes Offering and the other transactions contemplated therein.

The Company will fully and unconditionally guarantee the Senior Notes on a senior unsecured basis. Upon the consummation of the distribution, the Company’s guarantee will be automatically released, and thereafter, the Senior Notes will solely be the obligations of FOX.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release of Twenty-First Century Fox, Inc., dated January 15, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWENTY-FIRST CENTURY FOX, INC.

By:	/s/ Janet Nova
Janet Nova Executive Vice President and Deputy Group General Counsel

DATED: January 15, 2019